Exhibit 10.1

THIRD AMENDMENT TO THE
CARDINAL HEALTH, INC.
SENIOR EXECUTIVE SEVERANCE PLAN

WHEREAS, Cardinal Health, Inc., an Ohio corporation (the “Company”), has adopted the Cardinal Health, Inc. Senior Executive Severance Plan (as amended, the “Plan”); and

WHEREAS, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of the Company has determined that it would be advisable and in the best interest of the Company to amend the Plan in the manner set forth herein;

NOW, THEREFORE, pursuant to Section 8.2 of the Plan, the Plan is hereby amended as follows (this “Amendment”):

1.A new definition is added to Article I of the Plan, as follows:

“Special Protection Period” shall mean the two-year period commencing on September 21, 2023.

2.A new Section 5.1(g) is added to the Plan, as follows:

(g) In the event of a Qualifying Termination governed by this Section 5.1 which occurs during the Special Protection     Period, then the following rules shall apply, notwithstanding anything to the contrary herein:

i.The Multiple shall for all purposes hereof be the Special Protection Period Multiple as set forth on Annex A; and

ii.Notwithstanding any provision to the contrary in any applicable plan or award agreement, each then unvested service-based vesting equity or equity-based award held by an Executive Officer shall be vested as to a pro-rata portion of such award, with the pro-rata portion of the award based on the portion of the aggregate vesting period which has elapsed (measured on a tranche by tranche basis) as of the date of the Qualifying Termination. In addition, a pro-rata portion of each then-outstanding and unvested performance vesting equity or equity-based award held by an Executive Officer shall be eligible to vest, with the pro-rata portion defined in the same manner as the preceding sentence; provided that the amount of any such vesting shall be subject to the attainment of the applicable performance measures. Payment in either case shall be made at such same time and in such manner as set forth in the award agreement. In addition, any stock options held by an Executive Officer, to the extent vested, may be exercised by the Executive Officer (or any transferee, if applicable) until the grant expiration date.

3.The chart set forth in Annex A of the Plan is hereby amended and restated in its entirety to read as follows:

Position	Multiple	Special Protection Period Multiple	COC Multiple	Restricted Period
Chief Executive Officer (“CEO”).............................	2.0x	2.25x	2.5x	2 years
Executive Officers (other than the CEO).................	1.5x	1.75x	2.0x	2 years
Senior Vice President and Above (other than Executive Officers and the CEO)...............................	1.5x	1.5x	2.0x	1.5 year

4.Miscellaneous.

a.Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

b.Governing Law. This Amendment shall be governed by the substantive laws, but not the choice of law rules, of the State of Ohio.

Adopted by the Human Resources and Compensation Committee on September 21, 2023.